Exhibit 8.1

[Letterhead of Eaton & Van Winkle LLP]

October 16, 2007

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2450

Houston, TX 77002

Re:	Registration Statement on Form S-4 for Exchange of Outstanding 10½%

Senior Secured Notes due 2012 for 10½% Senior Secured Notes due 2012 to

be registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Dune Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to $300,000,000 aggregate principal amount of 10½% Senior Secured Notes due 2012 (the “Exchange Notes”) and those guarantees of the Company’s obligations under the Exchange Notes (the “Exchange Guarantees”) in exchange for an equivalent amount of the Company’s outstanding 10½% Senior Secured Notes due 2012 (the “Outstanding Notes”) and related guarantees. The terms of the offer to exchange (the “Exchange Offer”) are described in the Registration Statement on Form S-4 (Registration No. 333-145480) initially filed by the Company and each of Dune Operating Company, Vaquero Partners LLC and Dune Properties, Inc., as the Company’s wholly-owned domestic subsidiaries, with the Securities and Exchange Commission (the “Commission”) on August 15, 2007 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes were, and, when issued the Exchange Notes will be, issued pursuant to the terms of an Indenture, dated as of May 15, 2007 (as amended, the “Indenture”), among the Company, its named subsidiaries therein and The Bank of New York, as trustee .

The Company has requested that we deliver an opinion to the holders of the Outstanding Notes and the Exchange Notes with regard to the U.S. federal income tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes.

We hereby confirm to you that the discussion set forth under the heading “Material United States Federal Tax Consequences” in the prospectus forming a part of the Registration Statement (the “Prospectus”) is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions to the holders of the Company’s Outstanding Notes and Exchange Notes, subject to the limitations set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes under state, local or non-U.S. laws.

Dune Energy, Inc.

October 16, 2007

In connection with rendering the opinion set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, or copies identified to us as substantially execution forms of: (i) the Registration Statement; (ii) the Indenture; (iii) the Exchange Notes; (iv) the Outstanding Notes; and (v) such records of the Company and certificates of their officers and of public officials as we have deemed necessary.

For purposes of the opinion expressed herein, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties’ obligations thereunder (other than the due authorization, execution and delivery of all documents by the Company, the validity and binding effect thereof upon the Company and the enforceability of the Company’s obligations thereunder).

This opinion is furnished to you solely for use in connection with the Exchange Offer, as described in the Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Eaton & Van Winkle LLP

Eaton & Van Winkle LLP